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                           The Forschner Group, Inc.
                               One Research Drive
                           Shelton, Conn. 06484-6226




                                                               February 15, 1995



Mr. Harry Thompson
169 East 78th Street
Apt. 2D
New York, New York 10021

Dear Harry:

                    We are aware that, due unusual circumstances, in becoming a full-time Forschner employee you may be forced to sever other important business relationships. Therefore, we hereby agree that Forschner will continue to pay you a monthly salary at the annual rate of $200,000, less required deductions, for the 24 months beginning on January 1, 1995 subject only to the following condition.

                    At the time of each monthly payment, you must be an employee of Forschner, having devoted your full business time to our affairs continuously from the date of this letter, unless the termination of your employment has been due to discharge by Forschner for reasons other than "cause".

                    For purposes of this letter, the term "cause" shall mean any of the following:

                    Failure to obey a written instruction from the Board of Directors or one of its Committees (the "Board"); continuing willful misconduct or gross negligence in performing your duties as an employee; acts which you know to be contrary to the best interests of Forschner or which have been so designated to you by the Board; the commission of a crime or the commission of any act which can reasonably be expected to bring Forschner or any of its products into disrepute.

                    As you suggested, we confirm that this letter relates only to the obligation to pay salary. It does not imply the right to hold any position or to remain as an employee since employment may be terminated by either party at any time. However, you agree that while you have the status of employee and for two years thereafter you will not compete with Forschner or its affiliates whether as employee, consultant or otherwise and will keep confidential all information you learn or have learned concerning Forschner and its affiliates.


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                    If this letter meets with your understanding of our mutual agreement, would you please so indicate by signing the enclosed copy and returning it to us.

                    We are looking forward to a long and mutually profitable association.

                                                 Sincerely,

                                                 THE FORSCHNER GROUP, INC.


                                                  By:
                                                     ----------------------


Accepted and Agreed:



--------------------------
Harry Thompson